Exhibit 10.4
CELSIUS HOLDINGS, INC.

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK

Celsius Holdings, Inc., a Nevada corporation (the “Company”), acting pursuant to Chapter 78 of the Nevada Revised Statutes, the General Corporation Law of Nevada, does hereby submit the following Certificate of Amendment to the Certificate of Designation of Series A Convertible Preferred Stock filed on August 20, 2008 (the “Certificate of Designation”).

FIRST:  The name of the Company is Celsius Holdings, Inc.

SECOND:  By unanimous consent of the Board of Directors of the Company (the “Board of Directors”), the following resolutions were duly adopted:

WHEREAS it is the desire of the Board of Directors to amend the certificate of designation issued August 8, 2008;

NOW, THEREFORE, BE IT RESOLVED that the Certificate of Designation authorizing is 3,000 shares of Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”) is hereby amended as follows:

“Conversion Price” means (A) until and including December 31, 2010 $0.08 (eight cents) and (B) after December 31, 2010 the greater of (i) 90% of the Market Price on the conversion date and (ii) $0.08 (eight cents) as appropriately adjusted for stock splits, stock dividends and similar events.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its President and attested to by its Secretary this 12th day of December, 2008.

CELSIUS HOLDINGS, INC.

By:                 /s/ Stephen C. Haley
Name: Stephen C. Haley
Title:  Chief Executive Officer

ATTEST:

/s/ Jan A. Norelid
Name:  Jan A Norelid
Title:  Secretary